SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2012

Systemax Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13792 (Commission File Number)	11-3262067 (IRS Employer Identification No.)

11 Harbor Park Drive
Port Washington, New York 11050
(Address of Principal Executive offices, including Zip Code)

Registrant’s telephone number, including area code: (516) 608-7000

N.A.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions ( see General Instruction A.2 below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2012, Misco U.K. Limited, a wholly-owned subsidiary (“Misco”) of Systemax Inc. (the “Company”) reported that Mr. Perminder Dale had been appointed as Chief Executive of the Company’s European Technology Products Group, effective January 3, 2012. Mr. Dale has over twenty years of experience in the information technology industry:   from 1996 to 2011 Mr. Dale held various significant executive positions with Dell Computer Corporation, including Director of Server Business for Emerging Markets (1996-1998), Director of UK Corporate Sales (1998 to 2000), Vice President and General Manager of Emerging Markets (2000 to 2008) and Vice President and General Manager of Global Distribution Channels (2008 to 2011). Mr. Dale also held various management positions with other well-known technology companies, including Sun Microsystems (1990-1996), Siemins NixDorf (1988 to 1990) and Hewlett Packard (1984 to 1988). Mr. Dale earned his M.B.A. in international business and marketing.

In connection with his employment, Misco and Mr. Dale entered into an employment agreement dated as of December 15, 2011 (effective January 3, 2012) (the “Agreement”).  Under the Agreement, Mr. Dale’s annual base salary will be £250,000 and he is eligible for a cash bonus of up to 75% of his base salary upon the achievement of certain performance objectives established for him by Misco and the Company.  75% of the annual bonus will be tied to achieving certain Systemax European Technology Products Group performance objectives and 25% of the annual bonus will be tied to achieving objectives under the Company’s Named Executive Officer Cash Bonus Plan for the applicable year.  Under the Agreement, Mr. Dale is entitled to (i) a car allowance, and four (4) weeks paid vacation; (ii) full salary and benefits during any period of absence due to sickness or injury for up to four weeks; and (iii) participate in medical benefits and pension programs available to any director of Misco based in the U.K.

Mr. Dale has also been granted an option to purchase 50,000 shares of common stock pursuant to the Company’s Long Term Stock Incentive Plan and standard stock option agreement for employees (vesting over a period of four years with 25% of the options vesting on the first, second, third and fourth anniversary dates of the grant date) at an exercise price of $16.90 per share (the NYSE closing price on January 3, 2012, the grant date), and a grant of 50,000 restricted stock units of the Company’s common stock in accordance with the Company’s 2010 Long Term Incentive Plan and Restricted Stock Unit Agreement with Mr. Dale (vesting over ten years with 10% of the restricted shares vesting on each of the first ten anniversaries of the grant date).

Following an initial probationary period (during which employment can be terminated on one month’s notice), the Agreement is terminable by either party upon twelve months’ prior notice. Misco, however, may terminate Mr. Dale’s employment immediately by paying him, in lieu of notice, the base salary he would be entitled to receive under the Agreement during the twelve month notice period, or if notice has already been given, during the remainder of the notice period.  Misco also may terminate Mr. Dale’s employment without notice and without any obligation to make payment (other than in respect of amounts accrued due at the date of termination) if, among other things, Mr. Dale is terminated due to gross misconduct, commits any serious breach of the Agreement or the Company’s Code of Ethics, is guilty of any fraud or dishonesty or is convicted of any criminal offense (except if only a fine or other non-custodial penalty is imposed).

The Agreement includes customary nondisclosure and intellectual property rights provisions for the benefit of Misco, including a right of first refusal in favor of Misco to acquire any intellectual property otherwise titled to Mr. Dale and developed by him in the course of his employment. The Agreement provides for customary non-solicitation and non-compete provisions effective for twelve months after termination.

A press release regarding Mr. Dale’s appointment was issued by the Company on January 3, 2012, a copy of which is filed as an exhibit.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC. By: /s/ Curt Rush Name: Curt Rush Title: Secretary

Dated: January 4, 2012

Exhibit Index

99.1	Press Release of Systemax Inc., dated January 3, 2012, regarding the appointment of Perminder Dale as Chief Executive of the Europe Technology Group.